Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact Information:

Brent Stumme	Erica Mannion
LoopNet, Inc.	Sapphire Investor Relations, LLC
Chief Financial Officer	Investor Relations
415-284-4310	212-766-1800
LOOPNET, INC. ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2006
FINANCIAL RESULTS
Annual Revenue Growth of 56% — Adjusted EBITDA Growth of 88%
SAN FRANCISCO, CALIF. — February 7, 2007 — LoopNet, Inc. (NASDAQ: LOOP), today announced financial results for the fourth quarter and year ended December 31, 2006.
Total revenue for the fourth quarter of 2006 was $13.8 million, an increase of 52% from $9.1 million in the fourth quarter of 2005. GAAP net income for the fourth quarter of 2006 was $5.3 million or $0.13 per diluted share, compared to $10.9 million or $0.31 per diluted share in the fourth quarter of 2005. The fourth quarter of 2006 results include a $1.9 million provision for income taxes, while the fourth quarter of 2005 results included a $7.5 million tax benefit.
LoopNet’s Adjusted EBITDA (earnings before interest, tax, depreciation, amortization and stock-based compensation) for the fourth quarter of 2006 was $6.7 million, an increase of 93% from $3.5 million in the fourth quarter of 2005. The Company has reported Adjusted EBITDA because management uses it to monitor and assess the Company’s performance and believes it is helpful to investors in understanding the Company’s business.
For the full year, total revenue was $48.4 million, an increase of 56% from $31.0 million in 2005. GAAP net income for the full year of 2006 was $15.5 million or $0.40 per diluted share, compared to $18.9 million or $0.54 per diluted share in 2005. The 2006 results include an $8.6 million provision for income taxes, while the 2005 results included a $7.2 million tax benefit. Adjusted EBITDA for the full year of 2006 was $23.2 million, an increase of 88% from $12.4 million in 2005.
The number of LoopNet registered members, which includes both basic and premium members, grew to 1,766,508 during the fourth quarter of 2006, a 58% increase over the fourth quarter of 2005. The number of LoopNet premium members increased to 78,952, a 37% increase over the fourth quarter of 2005. There were over 460,000 total commercial real estate listings active on LoopNet’s website as of the end of the fourth quarter, an increase of 37% over the fourth quarter of 2005. In addition, there were 34.4 million profile views of listings on LoopNet’s website during the quarter, an increase of 74% over the fourth quarter of 2005. Average monthly unique visitors during the fourth quarter of 2006, as reported by comScore Media Metrix, were approximately 800,000, a 76% increase over the fourth quarter of 2005.
“We are extremely pleased with the progress we made during the fourth quarter in terms of serving our customers and building our business,” said Richard Boyle, CEO and President of LoopNet, Inc. “Our strategy of continuing to build the LoopNet marketplace as the preferred online marketplace for the commercial real estate industry is working, and as a result we saw strong growth in both the marketplace activity and in the results of our monetization efforts,” concluded Boyle.
Balance Sheet and Liquidity
As of December 31, 2006, LoopNet had $89.0 million of cash, cash equivalents and short-term investments and no debt.
2007 Outlook
Based on current visibility, the Company expects revenue for the quarter ending March 31, 2007 to be in the range of $14.6 to $14.8 million, Adjusted EBITDA to be in the range of $6.8 to $7.0 million and GAAP net income to be in the range of $0.09 to $0.10 per diluted share, assuming stock-based compensation of approximately $0.01 per share and an effective tax rate of approximately 41.5%. The Company expects revenue for the full year of 2007 to be in the range of $65.0 to $66.5 million, Adjusted EBITDA to be in the range of $30.5 to $32.0 million and GAAP net income to be in the range of $0.42 to $0.45 per diluted share, assuming stock-based compensation of approximately $0.06 per share and an effective tax rate of approximately 41.5%.
Conference Call Information
LoopNet, Inc. will discuss these financial results in a conference call at 1:30 p.m. PST, 4:30 p.m. EST, today. The public is invited to listen to a live web cast of LoopNet, Inc.’s conference call, which can be accessed on the investor relations section of our website at investor.LoopNet.com/events.cfm. For investors unable to participate in the live conference call, an audio replay will be available until February 12, 2007 at 9:00 p.m. PST. To access the audio replay, dial 888-203-1112 or 719-457-0820 and enter confirmation code 7992346. A web cast replay of the call will be available on the investor relations section of our website at investor.LoopNet.com/events.cfm approximately two hours after the conclusion of the call and will remain available until March 9, 2007.
Non-GAAP Financial Measures
This press release includes a discussion of Adjusted EBITDA, which is a non-GAAP financial measure provided as a complement to results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The term “Adjusted EBITDA” refers to a financial measure that we define as earnings before net interest, income taxes, depreciation, amortization and stock-based compensation. Adjusted EBITDA is not a substitute for measures determined in accordance with GAAP, and may not be comparable to Adjusted EBITDA as reported by other companies. We believe Adjusted EBITDA to be relevant and useful information to our investors as this measure is an integral part of our internal management reporting and planning process and is the primary measure used by our management to evaluate the operating performance of our business. The components of Adjusted EBITDA include the key revenue and expense items for which our operating managers are responsible and upon which we evaluate their performance, and we also use Adjusted EBITDA for planning purposes and in presentations to our board of directors. A reconciliation of this non-GAAP measure to GAAP is provided in the attached tables.
About LoopNet, Inc.
LoopNet is the leading online marketplace for commercial real estate and businesses for sale in the United States. Our online marketplace, available at www.LoopNet.com, enables commercial real estate agents, working on behalf of property owners and landlords, to list properties for sale or for lease by submitting detailed property listing information in order to find a buyer or tenant. Commercial real estate brokers, agents, buyers and tenants use the LoopNet online marketplace to search for available property listings that meet their commercial real estate criteria. By connecting the sources of commercial real estate supply and demand in an efficient manner, we believe that LoopNet enables commercial real estate participants to initiate and complete more transactions more cost-effectively than through other means. LoopNet also delivers technology and information services to commercial real estate organizations to manage their online listing presence and optimize property marketing.
Forward Looking Statements
This release contains forward-looking statements regarding LoopNet’s expectations regarding its future financial results as well as trends in the commercial real estate industry. These statements are based on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties. Actual events or results might differ materially from those in any forward-looking statement due to various factors, including, but not limited to economic events or trends in the commercial real estate market or in general, our ability to continue to attract new registered members, convert them into premium members and retain such premium members, seasonality, our ability to manage our growth, our ability to introduce new or upgraded products or services and customer acceptance of such services, our ability to obtain or retain listings from commercial real estate brokers, agents and property owners, and competition from current or future companies. Additional information concerning factors that could cause actual events or results to differ materially from those in any forward looking statement are contained in our Form 10-Q filed with the Securities and Exchange Commission (“SEC”), and subsequent SEC filings made by us. Copies of filings made by us with the SEC are available on the SEC’s website or at http://investor.loopnet.com/sec.cfm. LoopNet does not intend to update the forward-looking statements included in this press release which are based on information available to us as of the date of this release.

LOOPNET, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31,	December 31,
	2005	2006
Assets
Current assets:
Cash and cash equivalents	$18,765	$85,790
Short-term investments	3,100	3,238
Accounts receivable, net of allowance of $27 and $57, respectively	529	1,138
Prepaid expenses and other current assets	325	1,518
Deferred income taxes	824	402

Total current assets	23,543	92,086

Property and equipment, net	843	1,020
Goodwill	2,417	2,417
Intangibles, net	1,418	1,312
Deferred income taxes	6,798	3,083
Deposits and other noncurrent assets	158	287

Total assets	$35,177	$100,205

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$65	$169
Accrued compensation and benefits	1,284	2,200
Accrued liabilities	599	864
Deferred revenue	4,640	6,969
Income taxes payable	16	—

Total current liabilities	6,604	10,202

Commitments and contingencies
Redeemable convertible preferred stock, $.001 par value, 32,795,752 shares authorized: 22,541,528 and 0 shares issued and outstanding at December 31, 2005 and December 31, 2006, respectively	39,962	—
Stockholders’ (deficit) equity:
Common stock, $.001 par value, 125,000,000 shares authorized; 8,514,538 and 37,897,114 shares issued and outstanding at December 31, 2005 and December 31, 2006, respectively	9	38
Additional paid in capital	12,482	97,072
Deferred stock-based compensation	(827)	—
Stockholder notes receivable	(453)	—
Other comprehensive income	(29)	(31)
Accumulated deficit	(22,571)	(7,076)

Total stockholders’ (deficit) equity	(11,389)	90,003

Total liabilities and stockholders’ (deficit) equity	$35,177	$100,205

LOOPNET, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three months ended December 31,		Year ended December 31,
	2005	2006	2005	2006
Revenues	$9,124	$13,846	$30,977	$48,411
Cost of revenue (1)	1,077	1,584	3,825	5,599

Gross margin	8,047	12,262	27,152	42,812

Operating Expenses (1):
Sales and marketing	2,051	2,598	6,252	9,506
Technology and product development	898	1,201	3,746	4,341
General and administrative	1,855	2,428	5,955	7,803

Total operating expenses	4,804	6,227	15,953	21,650

Income from operations	3,243	6,035	11,199	21,162

Interest income, net	204	1,138	487	2,885
Other income (expense), net	—	—	7	(2)

Income before tax	3,447	7,173	11,693	24,045

Income tax expense (benefit)	(7,479)	1,852	(7,243)	8,550

Net Income	$10,926	$5,321	$18,936	$15,495

Net income per share
Basic	$0.35	$0.14	$0.58	$0.42

Diluted	$0.31	$0.13	$0.54	$0.40

Weighted average diluted shares	35,761	40,374	35,092	38,686

(1)	Stock-based compensation is allocated as follows:

Cost of revenue	$6	$64	$18	$151
Sales and marketing	40	248	146	686
Technology and product development	21	77	350	195
General and administrative	25	143	150	421

Total	$92	$532	$664	$1,453

	Three months ended December 31,		Year ended December 31,
	2005	2006	2005	2006
Reconciliation of GAAP Net Income to Non-GAAP Measures

Net Income	$10,926	$5,321	$18,936	$15,495

Add back (deduct)
Income tax expense (benefit)	(7,479)	1,852	(7,243)	8,550
Depreciation and amortization	146	155	505	611
Interest income, net	(204)	(1,138)	(487)	(2,885)
Other income, net	—	—	(7)	2
Stock-based compensation	92	532	664	1,453

Adjusted EBITDA	$3,481	$6,722	$12,368	$23,226

LOOPNET, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year ended December 31,
	2005	2006
Cash flows from operating activities:
Net income	$18,936	$15,495
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	505	611
Stock-based compensation	664	1,453
Net loss on disposal of assets	—	3
Deferred income tax (benefit)	(7,622)	4,137
Changes in operating assets and liabilities:
Accounts receivable	(157)	(608)
Prepaid expenses and other assets	(184)	(1,484)
Income taxes payable	(72)	(16)
Accounts payable	6	103
Accrued expenses and other current liabilities	4	265
Accrued compensation and benefits	301	917
Deferred revenue	2,109	2,329

Net cash provided by operating activities	14,490	23,205

Cash flows from investing activities:
Purchase of property and equipment	(719)	(665)
Acquisitions, net of cash	(1,000)	—

Net cash used in investing activities	(1,719)	(665)

Cash flows from financing activities:
Proceeds from sale of common stock, net of issuance costs paid	—	42,309
Net proceeds from exercise of stock options	46	139
Net proceeds from exercise of warrants	250	450
Net proceeds from payment of notes receivable on options exercised and restricted stock purchased	—	456
Tax benefits from exercise of stock options	—	1,131

Net cash provided by financing activities	296	44,485

Net increase in cash and cash equivalents	13,067	67,025

Cash and cash equivalents at beginning of period	5,698	18,765

Cash and cash equivalents at end of period	$18,765	$85,790